Exhibit 10.1

KBR
NON-EMPLOYEE DIRECTORS ELECTIVE DEFERRAL PLAN

Effective January 1, 2014

TABLE OF CONTENTS

KBR NON-EMPLOYEE DIRECTORS ELECTIVE DEFERRAL PLAN

W I T N E S S E T H:

WHEREAS, the Board of Directors of KBR, Inc. (the “Company”) desires to establish the KBR Non-Employee Directors Elective Deferral Plan (the “Plan”) to attract and retain the services of experienced non-employee directors for the Company by providing them with opportunities to defer income taxes on their compensation from the Company and to encourage them to acquire additional shares of the Company’s common stock, thereby furthering the best interests of the Company and its shareholders.

NOW THEREFORE, the Plan is hereby established to include the terms set forth below, effective as of the Effective Date:

I.

Definitions and Construction

1.1	Definitions

.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)	Account(s)

:  A Participant’s Retainer Account and/or RSU Account (including the Participant’s subaccounts within each Account) and the amounts credited thereto.  A Participant shall have a 100% nonforfeitable interest in his or her Accounts at all times.

(2)	Board

:  The board of directors of the Company.

(3)	Code

:  The Internal Revenue Code of 1986, as amended.

(4)	Committee

:  The Nominating and Corporate Governance Committee of the Board.

(5)	Company

:  KBR, Inc.

(6)	Corporate Change

:  Shall have the meaning assigned to such term in the Stock and Incentive Plan; provided, however, that, for purposes of the Plan, a “Corporate Change” shall not be deemed to have occurred unless such event also constitutes a “change of control event,” within the meaning of the applicable Treasury Regulations under Section 409A.

(7)	Credited Investment Return

:  The hypothetical gain or loss credited to a Participant’s Accounts pursuant to the applicable provisions of Section 3.2 hereof.

(8)	Deemed Investment Elections

:  The investment elections described in Section 3.2 hereof.

(9)	Deferral and Investment Election Form

:  The form or procedure prescribed by the Committee pursuant to which a Participant elects for a particular Plan Year (a) the deferral of a whole percentage of his or her Retainers and/or RSUs earned for such Plan Year and (b) one or more deemed Investment Options into which amounts to be allocated to his or her Retainer Account in respect of deferrals for such Plan Year will be deemed invested.

(10)	Deferral Date

:  The date on which any Shares were scheduled to be issued to a Participant pursuant to the terms of an RSU, and the date on which any Retainer that was to be paid in cash to a Participant was scheduled to be paid to such Participant, in each case had such Participant not deferred receipt of such Shares and Retainer under the Plan.

(11)	Determination Date

:  The date on which the amount of a Participant’s Accounts is determined as provided in Section 3.2 hereof.  The last day of each month shall be a Determination Date.  As of any Determination Date, a Participant’s aggregate benefit under the Plan shall be equal to the amount credited to his or her Accounts as of such date.

(12)	Effective Date: The effective date of the Plan is January 1, 2014.

(13)	Investment Election Change Form

:  The form or procedure prescribed by the Committee pursuant to which a Participant may make changes to his or her Deemed Investment Elections applicable to future allocations to his or her Retainer Account and/or to his or her current Retainer Account balance.

(14)	Investment Options

:  One or more alternatives designated from time to time by the Committee for purposes of crediting earnings or losses to Retainer Accounts.

(15)	Participant

:  Each non-employee member of the Board who makes a deferral under the Plan and who has become a participant in the Plan pursuant to Article II.

(16)	Plan

:  The KBR Non-Employee Directors Elective Deferral Plan, as amended from time to time.

(17)	Plan Year

:  The twelve consecutive month period commencing January 1 of each year.

(18)
Retainer:  The annual cash retainer payable to a member of the Board for service as a director, the annual lead director cash retainer payable to a member of the Board for service as the lead director, and the annual committee chairman cash retainer payable to a member of the Board for service as a chairman of a committee of the Board.  Notwithstanding the foregoing, if a Participant has elected to receive all or any portion of any amount referred to in the preceding sentence for a particular Plan Year in the form of an RSU, then, for purposes of the Plan, the amount subject to such election shall be treated as an RSU and shall not be treated as a Retainer.

(19)
Retainer Account:  A memorandum bookkeeping account established on the records of the Company for a Participant that is credited with specified Retainer deferrals, and the Credited Investment Return determined in accordance with Section 3.2 hereof, made and earned from and after the Effective Date.

(20)
Retirement:  The date the Participant retires from the Board pursuant to the then existing Company policy for mandatory retirement, provided that such retirement also constitutes a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(21)
RSU:  A bookkeeping entry or unit, that is restricted or subject to forfeiture provisions and granted pursuant to the Stock and Incentive Plan, evidencing the right to receive one Share or its Fair Market Value (as such term is defined in the Stock and Incentive Plan).

(22)	RSU Account

:  A memorandum bookkeeping account established on the records of the Company for a Participant that is credited with specified deferrals of Shares issuable under RSUs, and the Credited Investment Return determined in accordance with Section 3.2 hereof, made and earned from and after the Effective Date.

(23)	Section 409A

:  Section 409A of the Code and applicable Treasury authorities.

(24)	Share

:  A share of the Company’s common stock, par value $0.001 per share.

(25)	Stock and Incentive Plan

:  The KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated.

(26)	Trust

:  The trust, if any, established under the Trust Agreement.

(27)	Trust Agreement

:  The agreement, if any, entered into between the Company and the Trustee pursuant to Article VIII.

(28)	Trust Fund

:  The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(29)	Trustee

:  The trustee or trustees appointed by the Committee who are qualified and acting under the Trust Agreement at any time.

(30)	Unforeseeable Emergency

:  A severe financial hardship to a Participant or beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse or of a dependent (as defined in Section 152(a) of the Code) of the Participant; loss of the Participant’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary; provided, however, that such circumstances meet the definition of “unforeseeable emergency” under Section 409A.

1.2	Number and Gender

.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3	Headings

.  The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

Participation

2.1	Participation

.  Each non-employee member of the Board who receives compensation from the Company for service from and after the Effective Date as a member of the Board in the form of Retainers and/or RSUs shall be eligible to defer such Retainers and/or RSUs under the Plan in accordance with the terms of the Plan and become a Participant.  Notwithstanding the foregoing, a non-employee member of the Board may become a Participant effective only as of the first day of a Plan Year that begins after the date upon which he or she makes a deferral election under Section 3.1 hereof.  Subject to the provisions of Section 2.2, a Participant shall remain eligible to defer his or her Retainers and/or RSUs for each Plan Year following his or her initial year of participation in the Plan.

2.2	Cessation of Active Participation

.  A non-employee member of the Board who has become a Participant shall cease to be entitled to defer any Retainers and/or RSUs hereunder effective as of the date he or she ceases to be a member of the Board.

III.

Deferrals; Deemed Investment of Accounts

3.1	Deferrals

.

(a) In accordance with the procedures established from time to time by the Committee, a Participant (or an eligible non-employee member of the Board who has not yet become a Participant pursuant to Section 2.1) may annually elect in accordance with a Deferral and Investment Election Form to defer all or any whole percentage of (i) his or her Retainer earned for a Plan Year (which shall include any portion thereof that may be payable in a subsequent Plan Year) and/or (ii) the Shares that would otherwise be issuable upon settlement of an RSU granted to such Participant during a Plan Year.  An election to defer receipt of a Retainer earned for a Plan Year and/or Shares issuable upon settlement of an RSU granted during a Plan Year as provided in the preceding sentence shall be made on or before the last day of the preceding Plan Year.  An election to defer receipt of Shares issuable upon settlement of an RSU granted during a Plan Year shall also include an election as to whether any cash payments attributable to the Shares subject to such deferral election representing dividends or other distributions (to which the Participant is entitled to payment pursuant to the terms of the applicable RSU or pertaining to a Share credited to the Participant’s RSU Account) shall be credited to the Participant’s Retainer Account or credited to the Participant’s RSU Account.  Retainer deferrals made by a Participant shall be credited to such Participant’s Retainer Account on the applicable Deferral Date, and deferrals of Shares otherwise issuable upon settlement of an RSU shall be credited to such Participant’s RSU Account on the applicable Deferral Date.  Separate subaccounts shall be established under each Participant’s Retainer Account and RSU Account for purposes of separately accounting for the Participant’s deferrals (as adjusted pursuant to Section 3.2) on a Plan Year by Plan Year basis.  Except as provided in paragraph (b) of this Section, deferral elections for a Plan Year pursuant to this Section 3.1(a) shall be irrevocable as of the last day of the immediately preceding Plan Year.

(b) If a revocation would not result in taxation under Section 409A, a Participant shall be permitted to revoke his or her deferral election under Section 3.1(a) for any Plan Year in the event of an Unforeseeable Emergency, as determined by the Committee in its sole discretion.  For purposes of the Plan, the decision of the Committee regarding the existence or nonexistence of an Unforeseeable Emergency of a Participant shall be final and binding.  Further, the Committee shall have the authority to require a Participant to provide such proof as it deems necessary to establish the existence and significant nature of the Participant’s Unforeseeable Emergency.  A Participant who is permitted to revoke his or her deferral election during a Plan Year shall not be permitted to resume deferrals under the Plan until the next following Plan Year.

3.2	Deemed Investment of Accounts

.

(a) As of any Determination Date, each Participant’s Accounts shall consist of the balance of the Participant’s Accounts as of the immediately preceding Determination Date adjusted for:

(1)	additional deferrals pursuant to Section 3.1;

(2)	distributions (if any); and

(3)	the appropriate Credited Investment Return.

All adjustments will be recorded to the Participants’ Accounts as of each Determination Date.

(b) The Committee shall designate from time to time one or more Investment Options in which Retainer Accounts may be deemed invested.  The Committee shall have the sole discretion to determine the number of Investment Options to be designated hereunder and the nature of the Investment Options and may change or eliminate any of the Investment Options from time to time.  In the event of such change or elimination, the Committee shall give each Participant timely notice and opportunity to make a new election.  No such change or elimination of any Investment Options shall be considered to be an amendment to the Plan pursuant to Section 9.4.  A Participant may request that his or her Retainer Account be allocated among the deemed Investment Options.  If a Participant fails to make an election, his or her Retainer Account shall be invested in a single Investment Option selected by the Committee.  Unless otherwise determined by the Committee, the Investment Options shall consist of the same investment options offered under the KBR Elective Deferral Plan for the investment of deferral accounts under such plan.

(c) A Participant shall, in connection with his or her deferral of Retainers for a particular Plan Year, elect one or more Investment Options into which cash amounts to be allocated to his or her Retainer Account in respect of such deferrals for such Plan Year shall be deemed invested by submitting on or before the last day of the preceding Plan Year a Deferral and Investment Election Form in accordance with the procedures prescribed by the Committee.  The Investment Options selected by such Participant on such Deferral and Investment Election Form will remain in effect until changed pursuant to paragraph (d) of this Section 3.2.

(d) A Participant may request a change to his or her Deemed Investment Elections for future amounts allocated to his or her Retainer Account and amounts already allocated to his or her Retainer Account.  Any such change shall be made by filing with the Committee an Investment Election Change Form.  The Committee shall establish procedures relating to changes in Deemed Investment Elections applicable to Retainer Accounts, which may include limiting the percentage, amount and frequency of such changes and specifying the effective date for any such changes.

(e) Each deferral of Shares that would otherwise be issuable upon settlement of an RSU shall be notionally invested in Shares from the applicable Deferral Date through the applicable distribution date.  The initial number of such notional Shares that shall be credited to a Participant’s RSU Account for a particular Plan Year shall be the number of Shares initially deferred pursuant to Section 3.1(a) for such Plan Year.  Notwithstanding any provision herein to the contrary, if a Participant has elected to defer Shares pursuant to Section 3.1(a) and there are any cash payments attributable to the Shares subject to such deferral election representing dividends or other distributions declared or paid on an outstanding Share prior to the applicable Deferral Date and to which the Participant is entitled to payment pursuant to the terms of the applicable RSU, then the Participant shall be deemed to have elected to defer such cash payments under the Plan and (1) if the Participant elected to have such deferred payments credited to his Retainer Account pursuant to Section 3.1(a), then such deferred payments shall be credited to the Participant’s Retainer Account as of the date the corresponding dividends or other distributions are payable in cash to the holders of Shares, and (2) if the Participant elected to have such deferred payments credited to his RSU Account pursuant to Section 3.1(a), then such deferred payments shall be credited to the Participant’s RSU Account as of the date the corresponding dividends or other distributions are payable in cash to the holders of Shares and, on such date, such deferred payments shall be deemed invested in a number of Shares equal to the aggregate amount of such deferred payments divided by the Fair Market Value (as such term is defined in the Stock and Incentive Plan) of a Share as of such date (rounded to the nearest whole Share).  Further, notional Shares credited to a Participant’s RSU Account shall be subject to adjustment by the Committee in the same manner and under the same circumstances as would apply to outstanding RSUs under the Stock and Incentive Plan; provided, however, that to the extent any such adjustment relates to a present or future cash payment to the holder of an outstanding RSU under the Stock and Incentive Plan, such cash amount shall be credited to the Participant’s Retainer Account or RSU Account in accordance with the Participant’s election pursuant to Section 3.1(a) as of the date determined by the Committee.  Moreover, if any cash dividends or distributions are declared with respect to an outstanding Share, then each notional Share credited to a Participant’s RSU Account shall be deemed to have received a cash dividend or distribution in the same amount and (A) if the Participant elected to have such amount credited to his Retainer Account pursuant to Section 3.1(a), then such amount shall be credited to the Participant’s Retainer Account as of the date the corresponding dividends or other distributions are payable in cash to the holders of Shares, and (B) if the Participant elected to have such amount credited to his RSU Account pursuant to Section 3.1(a), then such amount shall be credited to the Participant’s RSU Account as of the date the corresponding dividends or other distributions are payable in cash to the holders of Shares and, on such date, such amount shall be deemed invested in a number of Shares equal to such amount divided by the Fair Market Value (as such term is defined in the Stock and Incentive Plan) of a Share as of such date (rounded to the nearest whole Share).  Any amounts credited to a Participant’s Retainer Account pursuant to the preceding provisions of this paragraph shall initially be deemed invested in accordance with the Participant’s election in effect for such Plan Year under Section 3.2(c) (or, if no such election is in effect for such Plan Year, then such amount shall initially be deemed invested in the single Investment Option selected by the Committee pursuant to Section 3.2(b) for the investment of Retainer Accounts for which no investment election is made), and thereafter shall be subject to change in accordance with the provisions of Section 3.2(d).

(f) Each Participant’s Accounts shall be credited monthly with the Credited Investment Return attributable to his or her Accounts.  The Credited Investment Return is the amount that the Participant’s Accounts would have earned if the amounts credited to the Accounts had, in fact, been invested in accordance with the preceding provisions of this Section 3.2.

IV.

Emergency Withdrawals

Participants shall be permitted to make withdrawals from the Plan, without penalty, only in the event of an Unforeseeable Emergency, as determined by the Committee in its sole discretion.  No withdrawal shall be allowed to the extent that such Unforeseeable Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan pursuant to Section 3.1(b).  Further, the Committee shall permit a Participant to withdraw only the amount it determines, in its sole discretion, to be reasonably needed to satisfy the Unforeseeable Emergency.

V.

Payment of Benefits

5.1	Payment Election Generally

.  In conjunction with each deferral election made by a Participant pursuant to Article III for a Plan Year, such Participant shall elect, subject to Sections 5.4, 5.5, 5.6 and 5.8, the time of payment with respect to such deferral and the Credited Investment Returns attributable thereto.

5.2	Time of Benefit Payment

(a) .  With respect to each deferral election made by a Participant pursuant to Article III, such Participant shall elect to receive payment of such deferral, and the Credited Investment Returns attributable thereto, on one of the following dates (subject to Sections 5.4, 5.5, 5.6 and 5.8):

(a) Retirement; or

(b) On a specific future month and year, but not earlier than one year from the date of the deferral.

For purposes of the Plan, all Participants shall be “specified employees” within the meaning of Section 409A(a)(2)(B)(i) of the Code.  Accordingly, any payments payable as a result of the Participant’s separation from service on the Board (other than death or disability (as defined under Section 409A)) shall not be payable before the earlier of (i) the date that is six months after the Participant’s separation from service on the Board, (ii) the date of the Participant’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.

5.3	Form and Amount of Benefit Payment

.  Benefit payments under this Article V that are attributable to the balance in a Participant’s Retainer Account shall be paid in the form of a single lump sum cash payment equal to the balance in such Account on the distribution date.  Benefit payments under this Article V that are attributable to the balance in a Participant’s RSU Account shall be paid in the form of Shares (subject to adjustment as provided in Section 3.2(e)), and the number of Shares distributable to the Participant shall equal the number of notional Shares credited to such account on the distribution date (subject to adjustment as provided in Section 3.2(e)).

5.4	Corporate Change

.  In the event a Corporate Change occurs at a time when amounts are credited to a Participant’s Accounts, such amounts shall be paid to such Participant in a lump sum within 10 days after such Corporate Change.

5.5	Total and Permanent Disability

.  If a Participant becomes totally and permanently disabled while a member of the Board and at a time when amounts are credited to his or her Accounts, payment of the amounts credited to such Participant’s Accounts shall be made in a lump sum on the first business day of the second calendar quarter following the date the Committee makes a determination that the Participant is totally and permanently disabled.  For purposes of the Plan, a Participant shall be considered totally and permanently disabled if the Committee determines, based on a written medical opinion (unless waived by the Committee as unnecessary), that such Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code.

5.6	Death

.  In the event of a Participant’s death at a time when amounts are credited to such Participant’s Accounts, such amounts shall be paid to such Participant’s designated beneficiary or beneficiaries in a lump sum within 74 days after the Participant’s death.

5.7	Designation of Beneficiaries

.

(a) Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his or her benefit in the event of his or her death.  Each such designation shall be made by executing and submitting the beneficiary designation form prescribed by the Committee.  Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

(b) If no such designation is on file with the Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

(1)	If a Participant leaves a surviving spouse, his or her benefit shall be paid to such surviving spouse.

(2)
If a Participant leaves no surviving spouse, his or her benefit shall be paid to such Participant’s executor or administrator, or to his or her heirs at law if there is no administration of such Participant’s estate.

5.8	Other Separation from Service

.  Subject to the provisions of the last two sentences of Section 5.2, if a Participant has a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code before Retirement for a reason other than total and permanent disability or death, the amounts credited to such Participant’s Accounts shall be paid to the Participant in a lump sum 60 days after the Participant’s date of separation from service.

5.9	Payment of Benefits

.  To the extent the Trust Fund, if any, has sufficient assets, the Trustee shall pay benefits to Participants or their beneficiaries, except to the extent the Company pays the benefits directly and provides adequate evidence of such payment to the Trustee.  To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Company.  Any benefit payments made to a Participant or for his or her benefit pursuant to any provision of the Plan shall be debited to such Participant’s Accounts.

5.10	Unclaimed Benefits

.  In the case of a benefit payable on behalf of a Participant, if the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company.  Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company and paid in accordance with the Plan.

VI.

Administration of the Plan

6.1	Committee Powers and Duties

.  The general administration of the Plan shall be vested in the Committee.  The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

(a) To make rules, regulations, procedures and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(b) To designate, change and eliminate Investment Options in which Retainer Accounts may be deemed invested and to establish procedures relating to elections of Investment Options by Participants;

(c) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan, including any associated documents;

(d) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(e) To employ and compensate such accountants, attorneys, investment advisors, and other agents, Company employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(f) To determine in its discretion all questions relating to eligibility;

(g) To determine whether and when a Participant has incurred a separation from service as a member of the Board, and the reason for such separation;

(h) To make a determination in its discretion as to the right of any person to a benefit under the Plan and the amount of such benefit, and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and

(i) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, if any, including its receipts and disbursements.

6.2	Self-Interest of Participants

.  No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his or her individual right to claim any benefit under the Plan is particularly involved.  In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Board shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified.

6.3	Claims Review

.  In any case in which a claim for Plan benefits of a Participant or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period), which notice shall:

(a) State the specific reason or reasons for the denial or modification;

(b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c) Provide a description of any additional material or information necessary for the Participant, his or her beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(d) Explain the Plan’s claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Participant, his or her beneficiary, or a representative of such Participant or beneficiary desires to have such denial or modification reviewed, he or she must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision.  In connection with such request, the Participant, his or her beneficiary, or the representative of such Participant or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing.  Within sixty days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Participant, his or her beneficiary or the representative of such Participant or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based.  If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, beneficiary, or the representative of such Participant or beneficiary prior to the commencement of the extension period.

6.4	Company to Supply Information

.  The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant’s age, retirement, death, or other cause of separation from service as a member of the Board and such other pertinent facts as the Committee may require.  The Company shall advise the Trustee, if any, of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan and the Trust Agreement.  When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

6.5	Indemnity

.  The Company shall indemnify and hold harmless each member of the Committee, and any of its designees, against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

VII.

Administration of Funds

7.1	Payment of Expenses

.  All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Company and, if not paid by the Company, shall be paid by the Trustee from the Trust Fund, if any.

7.2	Trust Fund Property

.  All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement.  The Committee shall maintain one or more Accounts, as necessary, in the name of each Participant, but the maintenance of any such account designated as the account of a Participant shall not mean that such Participant shall have a greater or lesser interest than that due him or her by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund.  No Participant shall have any title to any specific asset in the Trust Fund, if any.

VIII.

Nature of the Plan

The Company intends and desires by the adoption of the Plan to recognize the value to the Company of the past and present services of Board members covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security.  The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for members of the Board.  Plan benefits herein provided are to be paid out of the Company’s general assets.  The Plan constitutes a mere promise by the Company to make benefit payments in the future and Participants have the status of general unsecured creditors of the Company.  Nevertheless, subject to the terms hereof and of the Trust Agreement, if any, the Company may transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Participants and their beneficiaries out of the Trust Fund.

The Committee, in its sole discretion, may establish the Trust and direct the Company to enter into the Trust Agreement and adopt the Trust for purposes of the Plan.  In such event, the Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Company’s creditors if the Company ever becomes insolvent.  For purposes hereof, the Company shall be considered “insolvent” if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute).  The chief executive officer of the Company and the Board shall have the duty to inform the Trustee in writing if the Company becomes insolvent.  Such notice given under the preceding sentence by any party shall satisfy all of the parties’ duty to give notice.  When so informed, the Trustee shall suspend payments to the Participants and hold the assets for the benefit of the Company’s general creditors.  If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Participants and hold the Trust Fund for the benefit of the Company’s general creditors, and shall determine within the period specified in the Trust Agreement whether the Company is insolvent.  If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Participants.  No Participant or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

IX.

Miscellaneous

9.1	Not Contract of Employment

.  The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any member of the Board.  Nothing herein contained shall be deemed to give any person the right to be retained as a member of the Board or to restrict the right of the Company to discharge any member of the Board at any time nor shall the Plan be deemed to give the Company the right to require any member of the Board to remain as a member of the Board or to restrict any Board member’s right to terminate his or her directorship at any time.

9.2	Alienation of Interest Forbidden

.  Except as hereinafter provided, the interest of a Participant or his or her beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.  Plan provisions to the contrary notwithstanding, the Plan shall comply with the terms and provisions of an order that satisfies the requirements for a “domestic relations order” (as such term is defined in Section 414(p)(1)(B) of the Code) and which provides for acceleration of the time or schedule of a payment under the Plan to an individual other than a Participant.

9.3	Withholding

.  All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

9.4	Effective Date; Amendment and Termination

.  The Plan shall be effective from the Effective Date, and the Plan shall continue in force during subsequent years unless amended or revoked by action of the Committee.  The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan.  Notwithstanding the preceding sentence, no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his or her Accounts; provided, however, that this sentence shall not preclude the Committee from amending the Plan on a prospective basis with respect to the deemed investment of RSU Accounts and the medium of payment of RSU Accounts (for example, distribution in the form of cash or other property rather than Shares).  The Committee may terminate the Plan at any time.  In the event that the Plan is terminated, the balance in a Participant’s Accounts shall be paid to such Participant or his or her designated beneficiary in a single lump sum in full satisfaction of all of such Participant’s or beneficiary’s benefits hereunder if such distribution is permitted under Section 409A.  Any such amendment to or termination of the Plan shall be in writing and signed by a member of the Committee or its designee.

9.5	Severability

.  If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.6	Governing Laws

.  All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

9.7	Section 409A Compliance

.  It is intended that the provisions of the Plan satisfy the requirements of Section 409A and that the Plan be operated in a manner consistent with such requirements to the extent applicable.  Therefore, the Committee may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Section 409A.

9.8	Clawback

.  The Company shall seek recovery of any benefits provided hereunder to a Participant if such recovery is required by any clawback policy adopted by the Company, which may be amended from time to time, including, but not limited to, any clawback policy adopted to satisfy the minimum clawback requirements adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations thereunder or any other applicable law.

[Signature on the following page.]

Executed this _____ day of December, 2013.

KBR, INC.

By
Name: ______________________________
Title:   ______________________________

KBR NON-EMPLOYEE DIRECTORS
ELECTIVE DEFERRAL PLAN
2014 ELECTION FORM

DIRECTOR INFORMATION – Please complete the following information.

Name:                                                           Phone #:
Address:

Date:

I have reviewed the KBR Non-Employee Directors Elective Deferral Plan (the “Plan”), which explains the Plan’s conditions regarding deferral of my 2014 cash retainer and/or restricted stock units (“RSUs”) that may be granted to me during 2014, including the irrevocable nature of the deferral and the terms governing the Plan.  I understand the earliest possible payment of the amount I defer is January 2015 and that my deferrals are subject to the terms of the official Plan document.  I understand that payment of my deferral is subject to the following:

1.
I understand that amounts contributed or transferred into the RSU Account must be deemed invested at all times in shares of common stock of KBR, Inc. (“KBR”) and may not be transferred out of that account.

2.	The Nominating and Corporate Governance Committee of KBR has complete authority to amend or terminate the Plan, at any time, for any reason.
3.	Payments will be subject to applicable federal and state income tax at time of payment.
4.	I am encouraged to consult my tax advisor to determine the impact of my deferrals on my personal tax situation.
5.	The time of payment of my deferrals will be limited as necessary to comply with Internal Revenue Code section 409A.

DEFERRAL ELECTION

I understand this election is effective only if filed on or before December 31, 2013.  I herby irrevocably elect to defer all or a portion of my 2014 cash retainer and/or RSUs that may be granted to me during 2014 related to my services as a director of KBR, as indicted below:

Sources                                                                Enter Increments of 1%

2014 Cash Retainer                                                                                   %  (0-100%)

2014 RSU Awards                                                                                       %  (0-100%)
(including shares issuable upon settlement)

If I elected above to defer any percentage of my 2014 RSU Awards, then I hereby elect that any cash payments attributable to the shares subject to the deferred portion of such awards that represent dividends or other distributions (to which I am entitled pursuant to the terms of the applicable RSU or pertaining to a share credited to my RSU Account under the Plan) be credited to one of the following accounts (select one):

____	My Retainer Account under the Plan (if this account is selected, then I understand that such amounts will be subject to my Phantom Investment Election below that applies to my Retainer Account)

____	My RSU Account under the Plan (if this account is selected, then I understand that such amounts will remain deemed invested in RSUs and will be stock-settled)

PHANTOM INVESTMENT ELECTION

Please indicate from the list below how you would like the cash amount you defer in 2014 (and any dividends (or dividend equivalents) paid on your 2014 RSUs or stock that you elected above to be credited to your Retainer Account under the Plan*) to be invested.  Select one or any combination of options in multiples of 1%.  Must add up to 100%.

Fund Names                                                                             Percentage
(From Lower Risk to Higher Risk)

Vanguard Prime Money Market Fund

Vanguard Total Bond Market Index Fund

Moody’s Average + 2% Fund

Target Date Retirement Income Fund

Target Date Fund 2020

Target Date Fund 2030

Target Date Fund 2040

Target Date Fund 2050

S&P 500 Index Fund

Global Equity Fund

Vanguard International Value Fund

Small Cap Equity Fund
_____________
100%

If no investment option is elected for all or a portion of your cash deferrals, your investment will be credited to the Moody’s +2% option, or if such option is not available, the default fund selected by the Committee of the Plan.

* Any RSUs deferred (including stock related thereto) will remain deemed invested in RSUs (and will be stock-settled).  If any cash dividends or distributions are declared with respect to your deferred RSUs and if you elected above that such amounts be credited to your Retainer Account under the Plan, then the cash dividends or distributions will be credited to your Retainer Account as of the date the corresponding dividends or other distributions are payable in cash to the holders of KBR shares; however, the cash dividends or distributions will always be associated with the investment and payment elections you make with respect to your 2014 deferrals.

FORM OF PAYMENT

Benefit payments from your Retainer Account will be paid in the form of a single lump sum cash payment equal to the balance in such Account on the distribution date.  Benefit payments from your RSU Account will be paid in the form of KBR shares, with the number of KBR shares distributable equal to the number of shares credited to your RSU Account on the distribution date.

TIME OF PAYMENT ELECTION

You can select payments to begin on a specific date or upon Retirement (as such term is defined in the Plan).  You must select only one time of payment option below.  However, please note that the Plan includes provisions that may result in a distribution prior to your Retirement or the specific date elected below (for example, in the event of a Corporate Change (as such term is defined in the Plan), your death or disability, or your separation from service for a reason other than Retirement).

O  Retirement**

AND/OR

O  Specific Future Month and Year***

_______________
Month

_______________
Year

** In case of elections to receive payments at separation from service, payment will be made or begin as of the date that is at least six months following your separation from service (or, if earlier, upon death).

*** The payment month and year must be January 2015 or later.

[Signature on the following page.]

___________________________________                                    _________________
Director Signature                                                                                     Date

Your Election Form must be returned to KBR Benefits on or before December 31, 2013.

Mail Address:
KBR Benefits
Attn: Valerie Hulse
601 Jefferson Street, Suite 2912

Houston, Texas 77002